Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "ADVAXIS, INC.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF JANUARY, A.D. 2022, AT 9:25 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1855

3497292 8100
SR# 20220270727

Authentication: 202503425
Date: 01-27-22

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:25 AM 01/27/2022
FILED 09:25 AM 01/27/2022
SR 20220270727 - File Number 3497292

CERTIFICATE OF CORRECTION TO THE CERTIFICATE OF AMENDMENT OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF ADVAXIS, INC.

Advaxis, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

1. The name of the Corporation is Advaxis, Inc.

2. A Certificate of Amendment of the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on February 28, 2019, and said Certificate requires correction as permitted by subsection (f) of Section 103 of the General Corporation Law of the State of Delaware.

3. The inaccuracy or defect of the Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be corrected is that one paragraph of Article Fourth of such Certificate of Amendment was inadvertently omitted therefrom and should have been included as the second unnumbered paragraph of Article Fourth.

4. The Certificate of Amendment of the Amended and Restated Certificate of Incorporation should be corrected to add a new paragraph to Article Fourth just after the first paragraph of Article Fourth as follows:

> "Subject to the provisions of General Corporation Law of the State of Delaware, the Board of Directors of the Corporation is authorized to issue the shares of Preferred Stock in one or more series and determine the number of shares constituting each such series, the voting powers of shares of each such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions as set forth in a resolution or resolutions of the Board of Directors providing for the issue of such stock."

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to the Certificate of Amendment of the Amended and Restated Certificate of Incorporation to be executed this 27th day of January, 2022.

ADVAXIS, INC.

By: ______________________

Name: Kenneth Berlin

Title: President & Chief Executive Officer